Exhibit 99.2

EXPRO LTD
2023 EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective as of July 13, 2026)

Article I
PURPOSE AND SCOPE OF THE PLAN; DEFINITIONS

Section 1.1             Purpose. The purpose of the Plan is to encourage employee participation in the ownership and economic progress of the Company. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423; provided that, if and to the extent authorized by the Board, the fact that the Plan does not comply in all respects with the requirements of Section 423 shall not affect the operation of the Plan or the rights of Employees hereunder.

Section 1.2             Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:

(a)            “Board of Directors” or “Board” means the Company’s Board of Directors.

(b)            “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with any applicable regulations issued thereunder.

(c)            “Committee” shall mean the committee of officers established by the Board to administer the Plan, which Committee shall administer the Plan as provided in Section 1.3 hereof.

(d)            “Company” shall mean Expro Ltd, an exempted company incorporated under the laws of the Cayman Islands.

(e)            “Compensation” shall mean the total cash compensation paid by the Company or a Designated Subsidiary to an Employee as reported by the Company or Designated Subsidiary to the applicable government for income tax purposes, excluding the amount of any compensation deferrals made by the Employee to a deferred compensation plan, a tax-qualified retirement plan pursuant to Section 401(k) of the Code or a cafeteria plan pursuant to Section 125 of the Code.

(f)             “Continuous Service” shall mean the period of time, uninterrupted by a termination of employment (other than a termination as a result of a transfer of employment among the Company or a Designated Subsidiary that does not constitute a “separation from service” pursuant to the Nonqualified Deferred Compensation Rules), that an Employee has been employed by the Company or a Designated Subsidiary (or any combination of the foregoing) immediately preceding an Offering Date. Such period of time shall include any approved leave of absence.

(g)            “Designated Subsidiary” shall mean each subsidiary (within the meaning of Section 424(f) of the Code) of the Company set forth on the attached Schedule A and as may be authorized from time to time by the Committee to participate in the Plan. The addition or deletion of a subsidiary from Schedule A will not require a formal amendment to this Plan.

(h)            “Employee” shall mean any person who is employed by the Company or a Designated Subsidiary as a common law employee. Any individual who performs services for the Company or a Designated Subsidiary solely through a leasing or employment agency shall not be considered an Employee.

(i)             “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(j)             “Exercise Date” shall mean the last business day of each Option Period, or such other date(s) as determined by the Committee.

(k)            “Fair Market Value” means, as of any specified date, (i) if the Ordinary Shares are listed on a national securities exchange, the closing sales price of an Ordinary Share, as reported on the stock exchange composite tape on the immediately preceding date (or if no sales occur on that date, on the last preceding date on which such sales of the Ordinary Shares are so reported); (ii) if the Ordinary Shares are not traded on a national securities exchange but are traded over the counter at the time a determination of its fair market value is required to be made under the Plan, the average between the reported high and low bid and asked prices of an Ordinary Share on the most recently preceding date on which Ordinary Shares were publicly traded; or (iii) in the event Ordinary Shares are not publicly traded at the time a determination of its value is required to be made under the Plan, the amount determined by the Committee in its discretion in such manner as it deems appropriate, taking into account all factors the Committee deems appropriate, including, without limitation, the Nonqualified Deferred Compensation Rules.

(l)             “Maximum Offering” shall mean the maximum number of Ordinary Shares that may be issued to each Participant under the Plan during any given time period. Unless otherwise determined by the Committee, the Maximum Offering during any single Option Period shall be the largest number of whole Ordinary Shares determined by multiplying $2,083 by the number of full months in the Option Period and dividing the result by the Fair Market Value on the Option Period commencement date of such Option Period.

(m)           “Nonqualified Deferred Compensation Rules” shall mean the limitations or requirements of Section 409A of the Code and the guidance and regulations promulgated thereunder.

(n)            “Offering Date” shall mean, as applicable, (i) the first business day of each Plan Year, and (ii) the date that is six months following the first business day of each Plan Year, or such other date(s) as determined by the Committee.

(o)            “Option Period” or “Period” shall mean the six month period beginning on each Offering Date.

(p)            “Option Price” shall mean the purchase price of an Ordinary Share hereunder as provided in Section 3.1 hereof.

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(q)            “Ordinary Shares” shall mean ordinary shares of the Company, par value US $0.0001 per share.

(r)             “Participant” shall mean any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.

(s)            “Plan” shall mean the Company’s 2023 Employee Stock Purchase Plan, as the same may be amended from time to time.

(t)             “Plan Account” or “Account” shall mean an account established and maintained in the name of each Participant.

(u)            “Plan Manager” shall mean any Employee appointed pursuant to Section 1.3 hereof.

(v)            “Plan Year” shall mean the twelve (12) month period commencing on the Effective Date as determined by the Committee pursuant to Section 1.4, and each successive twelve (12) month period thereafter, or such other period as may be specified by the Committee.

(w)           “Stock Purchase Agreement” shall mean the form prescribed by the Committee or the Company which must be completed and executed by an Employee who elects to participate in the Plan.

Section 1.3             Administration of Plan.

(a)            Administration. Subject to oversight by the Board of Directors or the Board’s Compensation Committee, the Committee shall have the authority to administer the Plan.

(b)            Powers and Duties of the Committee. Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the Plan, including without limitation:

(i)             to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined in the Plan;

(ii)            to determine which persons are eligible to participate in the Plan;

(iii)           to interpret and construe the Plan and any rules and regulations under the Plan, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;

(iv)           to decide all questions concerning the Plan and to determine all ambiguities, inconsistencies and omissions in the terms of the Plan;

(v)            to appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

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(vi)           to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Committee, in its sole discretion, deems advisable from time to time;

(vii)          where applicable, determine when an action taken under the Plan becomes administratively practicable;

(viii)         to prescribe and amend such forms as may be necessary or appropriate for eligible Employees to make elections under the Plan or to otherwise administer the Plan, which shall include the form of Stock Purchase Agreement; and

(ix)           to do such other acts as it deems necessary or appropriate to administer the Plan in accordance with its terms, or as may be provided for or required by law.

(c)            Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan and any rules and regulations under the Plan shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations and interpretations, including the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and the Compensation Committee, and members of the Committee, shall be fully protected in relying in good faith upon the advice of counsel.

(d)            No Liability of Committee or Board Members. No member of the Committee or the Board shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or the Board nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and the Board and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any amount paid in settlement of a claim) arising out of any act or failure to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person.

(e)            Rules for Foreign Jurisdictions. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates. The Committee, in consultation with the Compensation Committee, may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, and, with respect to Designated Subsidiaries outside the United States, determine that a sub-plan shall not be considered to be part of an employee stock purchase plan under Section 423 of the Code.

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Section 1.4             Effective Date and Amendment and Restatement of Plan. The Plan was originally adopted by Expro Group Holdings N.V., a public company with limited liability organized under the laws of The Netherlands (the “Predecessor Company”), as the Expro Group Holdings N.V. 2023 Employee Stock Purchase Plan effective as of July 1, 2023 (the “Effective Date”). In connection with the change of the Predecessor Company’s corporate domicile from The Netherlands to the Cayman Islands pursuant to a series of transactions resulting in the Predecessor Company merging with and into the Company, with the Company continuing as the surviving company, the Plan (as amended and restated herein) and all outstanding options thereunder was assumed by the Company effective as of July 13, 2026.

Section 1.5             Extension or Termination of Plan. The Plan shall continue in effect through the tenth anniversary of the Effective Date, unless terminated prior thereto pursuant to Section 4.3 hereof, or by the Board of Directors or the Compensation Committee of the Board, each of which shall have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account shall be refunded to him, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund may not be possible.

Article II
PARTICIPATION

Section 2.1             Eligibility. Subject to the restrictions in Section 2.2 below, each Employee as of an Offering Date who is customarily employed as a full time employee of the Company or a Designated Subsidiary shall be eligible to participate in the Plan with respect to options granted under the Plan as of such date. Part-time Employees of the Company or a Designated Subsidiary shall be eligible to participate in the Plan; provided, however, that if the Employee is customarily employed for 20 hours or less per week, or if the Employee’s customary employment is for no more than five months in any calendar year, that part-time Employee will not be eligible to participate. For purposes of this Section 2.1, whether an Employee is “customarily” employed shall be determined by the Committee based on the Company’s or Designated Subsidiary’s policies and procedures in effect from time to time. Notwithstanding the foregoing, the Committee may from time to time prior to an Offering Date elect to exclude employees of the Company and the Designated Subsidiaries who would otherwise be eligible to participate pursuant to the preceding provisions of this Section 2.1 with respect to the Option Period beginning on such Offering Date (and any subsequent Option Periods as determined by the Committee) so long as such exclusion is permitted under Section 423 of the Code.

Section 2.2             Ineligible Employees. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted a right to purchase Ordinary Shares under the Plan to the extent that:

(a)            immediately after the grant, such Employee would own stock, and/or hold or own options, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation (determined under the rules of Sections 423(b)(3) and 424(d) of the Code); or

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(b)            immediately after the grant, such Employee’s right to purchase Ordinary Shares under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Fair Market Value of such Ordinary Shares (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time; or

(c)            the Employee is a citizen or resident of a jurisdiction other than the United States and (i) the grant of an option under this Plan would be prohibited under the laws of such jurisdiction, or (ii) except as provided in Section 1.3(e) above, to the extent compliance with the laws of the applicable foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

Section 2.3             Payroll Deductions. Payment for Ordinary Shares purchased hereunder shall be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deductions shall be expressed as a percentage of the Participant’s Compensation. A Participant may increase or decrease the deduction on one occasion per Option Period. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant’s Account to purchase Ordinary Shares on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Any amount remaining in the Participant’s Account after the purchase of Ordinary Shares shall be refunded without interest upon the written request of the Participant. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by executing and filing another Stock Purchase Agreement in accordance with Section 2.1. Amounts deducted from a Participant’s Compensation pursuant to this Section 2.3 shall be credited to said Participant’s Account.

Section 2.4             Leaves of Absence. During a paid leave of absence approved by the Company and meeting the requirements of Treasury Regulation § 1.421-1(h)(2), a Participant’s elected payroll deductions shall continue. If a Participant takes an unpaid leave of absence that is approved by the Company and meets the requirements of Treasury Regulation § 1.421-1(h)(2), then such Participant’s payroll deductions for such Option Period that were made prior to such leave may remain in the Plan and be used to purchase Ordinary Shares under the Plan on the Exercise Date relating to such Option Period. If a Participant takes a leave of absence that does not satisfy one of the two sentences above, then for purposes of the Plan he shall be considered to have terminated his employment and withdrawn from the Plan.

Article III
PURCHASE OF SHARES

Section 3.1             Option Price. The Option Price per Ordinary Share sold to Participants hereunder shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of an Ordinary Share on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of an Ordinary Share on the last day of the Option Period; provided, however, that the Option Price per Ordinary Share may be adjusted for subsequent Option Periods by the Committee subject to the requirements of Section 423 of the Code (and in no event shall the Option Price per share be less than the par value of an Ordinary Share).

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Section 3.2             Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account shall be charged with the aggregate Option Price of the largest number of whole Ordinary Shares which can be purchased with said amount. The remaining balance, if any, in such account shall be refunded to Participant via payroll within one month of the Exercise Date. If the total number of Ordinary Shares for which options are exercised on any Exercise Date exceeds the maximum number of shares then available for sale under the Plan, the Company shall allocate the available shares by reducing the Participants’ designated payroll deduction authorization percentages in order of the highest percentages until the excess is eliminated, and any remaining balance of payroll deductions credited to the account of a participant under the Plan shall be refunded to him promptly.

Section 3.3             Limitations on Purchase. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee’s right to purchase Ordinary Shares under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and any related company would accrue at a rate which exceeds $25,000 in Fair Market Value of such Ordinary Shares (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time.

To the extent necessary to comply with Section 423(b)(8) of the Code and the limitations on purchase in this Section 3.3, a Participant’s payroll deductions may be decreased to 0% during any Option Period which is scheduled to end during any calendar year, such that the aggregate of all payroll deductions accumulated with respect to such Option Period and any other Option Period ending within the same calendar year is no greater than twenty-five thousand dollars ($25,000). Payroll deductions shall re-commence at the rate provided in such Participant’s Stock Purchase Agreement at the beginning of the first Option Period which is scheduled to end in the following calendar year, unless suspended by the Participant pursuant to Section 2.3 of the Plan.

Article IV
PROVISIONS RELATING TO ORDINARY SHARES

Section 4.1             Ordinary Shares Reserved. There shall be a maximum of 5,000,000 Ordinary Shares reserved for the Plan, subject to adjustment in accordance with Section 4.2 hereof.1 The aggregate number of shares which may be purchased under the Plan shall not exceed the number of shares reserved for the Plan.

Section 4.2             Adjustment for Changes in Ordinary Shares. In the event that adjustments are made in the number of outstanding Ordinary Shares or said shares are exchanged for a different class of stock of the Company or for shares of stock of any other corporation by reason of merger, consolidation, stock dividend, stock split or otherwise, the Committee shall make appropriate adjustments in (i) the number and class of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price. All such adjustments shall be made in the sole discretion of the Committee, and its decision shall be binding and conclusive.

1 Shares of common stock of the Predecessor Company issued under the Plan prior to July 13, 2026, shall reduce this share pool on a one-for-one basis.

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Section 4.3             Insufficient Shares. If the aggregate funds available for purchase of Ordinary Shares on any Exercise Date would cause an issuance of shares in excess of (x) the number provided for in Section 4.1 hereof or (y) the Maximum Offering, (i) the Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan shall automatically terminate immediately after such Exercise Date.

Section 4.4             Confirmation. Confirmation of each purchase of Ordinary Shares hereunder shall be made available to the Participant in either written or electronic format. A record of purchases shall be maintained by appropriate entries on the books of the Company (or in such other manner as specified by the Committee).

Section 4.5             Rights as Shareholders. The Ordinary Shares purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold as of the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall exist with respect to such shares.

Article V
TERMINATION OF PARTICIPATION

Section 5.1             Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account shall be refunded to him without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1 hereof.

Section 5.2             Termination of Eligibility. If a Participant retires, he may elect to (i) withdraw the entire amount, if any, in his Plan Account, or (ii) have said amount used to purchase whole Ordinary Shares pursuant to Section 3.2 hereof on the next succeeding Exercise Date and have any remaining balance refunded without interest. For purposes of this Section 5.2, a Participant’s retirement age shall be 59-1/2.

If a Participant ceases to be eligible under Section 2.1 hereof for any reason other than retirement, the dollar amount and the number of unissued shares in such Participant’s Account will be refunded or distributed to the Participant, or, in the case of death, the Participant’s designated beneficiary or estate, or otherwise disposed of in accordance with policies and procedures prescribed by the Committee in cases where such a refund or distribution may not be possible.

Article VI
GENERAL PROVISIONS

Section 6.1             Notices. Any notice which a Participant files pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

Section 6.2             Condition of Employment. Neither the creation of the Plan nor participation therein shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Designated Subsidiary to terminate an Employee, nor give any person a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

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Section 6.3             Transfer and Assignment. An option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during his lifetime, only by the Employee to whom the option is granted. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by an Employee of his option or of any rights under his option or under the Plan.

Section 6.4             Withholding of Taxes; Other Charges. Each Participant shall, no later than the date as of which the value of an option under the Plan and/or Ordinary Shares first becomes includible in the income of the Participant for income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any taxes of any kind required by law to be withheld with respect to such option or Ordinary Shares. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

In particular, to the extent a Participant is subject to taxation under U.S. federal income tax law, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any Ordinary Share or Ordinary Shares issued to Participant pursuant to Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of federal, state or local income taxes and other amounts which the Company informs the Participant the Company may be required to withhold.

Participants shall be solely responsible for any commissions or other charges imposed with respect to the purchase or sale of Ordinary Shares pursuant to the terms of this Plan.

Section 6.5             Amendment or Termination of the Plan. The Plan may be amended or terminated at any time and for any reason by the Compensation Committee; provided, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2 hereof, materially increase the benefits accruing to Participants, or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, any other applicable law or regulations, and the requirements of the principal exchange upon which the Ordinary Shares are listed. Notwithstanding the foregoing, no amendment adopted by the Committee or the Board shall be effective without the approval of the shareholders of the Company if shareholder approval of the amendment is then required under Section 423 of the Code.

Section 6.6             Corporate Transactions.

(a)            In the event of the proposed liquidation or dissolution of the Company, the Compensation Committee shall, in its discretion, provide for one of the following courses of action: (i) the Option Period then in effect shall end as of a date selected by the Compensation Committee before the consummation of such liquidation or dissolution of the Company, and each outstanding option granted under the Plan shall be automatically exercised as of such date, or (ii) the Option Period then in effect shall be terminated as of a date selected by the Compensation Committee before the consummation of such liquidation or dissolution of the Company, and each outstanding option granted under the Plan shall be automatically cancelled and any payroll deductions accumulated for such Option Period shall be refunded to the applicable Participant as soon as administratively practicable.

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(b)            In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company (except for (x) a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated or (y) a transaction where the acquiring or surviving company is directly or indirectly owned, immediately after such transaction, by the shareholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately before such transaction), the Compensation Committee shall, in its discretion, provide for one of the following courses of action: (i) each outstanding option granted under the Plan shall be assumed or an equivalent option shall be substituted by the successor entity (or a parent or subsidiary thereof); (ii) the Option Period then in effect shall end as of a date selected by the Compensation Committee before the consummation of such sale, merger or consolidation of the Company, and each outstanding option granted under the Plan shall be automatically exercised as of such date; or (iii) the Option Period then in effect shall be terminated as of a date selected by the Compensation Committee before the consummation of such sale, merger or consolidation of the Company, and each outstanding option granted under the Plan shall be automatically cancelled and any payroll deductions accumulated for such Option Period shall be refunded to the applicable Participant as soon as administratively practicable.

Section 6.7             Application of Funds. All funds received by the Company by reason of purchases of Ordinary Shares hereunder may be used for any corporate purpose.

Section 6.8             Legal Restrictions. The Company shall not be obligated to sell Ordinary Shares hereunder if counsel to the Company determines that such sale would violate any applicable law or regulation. Further, all Ordinary Shares acquired pursuant to this Plan shall be subject to the Company’s policies concerning compliance with securities laws and regulations, as such policies may be amended from time to time. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act, shall comply with any applicable provisions of Rule 16b-3. As to such persons, the Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required from time to time by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Section 6.9             Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

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Section 6.10            Gender. Whenever used herein, use of any gender shall be applicable to both genders.

Section 6.11            Electronic and/or Telephonic Documentation and Submission. Any of the payroll deduction authorizations, notices, forms, designations and other documents referenced in the Plan and their submission may be electronic and/or telephonic, as directed by the Committee.

Section 6.12            Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Texas and any applicable provisions of the Code and the related regulations, without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law.

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SCHEDULE A

DESIGNATED SUBSIDIARIES

Frank’s International, LLC

Expro Americas, LLC

Expro Meters, Inc.

Expro Midstream Services, LLC

Professional Rental Tools, LLC

Schedule A